Exhibit 10.2

Amendment NO. 1 to THIRD AMENDED AND RESTATED employment Agreement

This AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into this 27 day of December 2021 (the “Effective Date”), by and between MIRION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and BRIAN SCHOPFER (“Executive”) (each of Executive and the Company, a “Party” and collectively, the “Parties”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of that certain Third Amended and Restated Employment Agreement, by and between Executive and the Company, dated as of May 1, 2020 (the “Agreement”);

WHEREAS, the Company desires to continue to employ Executive as the Chief Financial Officer and for Executive to serve as Chief Financial Officer of the Company and wishes to acquire and be assured of Executive’s services as of and after the Effective Date on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to continue to be employed by the Company as the Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and Executive hereby agree as follows:

1.	AMENDMENTS

(a)	Section 8(c) is hereby deleted and replaced in its entirety with the following:

Termination Without Cause; Termination Without Cause in Connection with a Change in Control. If Executive’s employment is terminated by the Company at any time during the Employment Period without Cause (with certain enhancements pursuant to Section 8(c)(i) if such termination occurs within twelve (12) months immediately following a Change in Control (as such term is defined in the Incentive Plan) that occurs after January 1, 2022), Executive shall be entitled to receive Executive’s Base Salary through the date of termination as well as any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination without Cause, Executive will also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s then current Base Salary for a period of twelve (12) months following Executive’s termination (the “Severance Period”), payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; provided however that, if Executive’s termination of employment pursuant to this Section 8(c) occurs within twelve (12) months immediately following a Change in Control that occurs after

January 1, 2022, Executive shall instead be entitled to one (1) times the sum of (A) his Base Salary and (B) his target amount of his Incentive Bonus (the “Target Bonus”), which amount shall be paid in equal installments over the Severance Period in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; provided, further that any such payments under this Section 8(c)(i) that otherwise would be paid prior to the date that the release contemplated by Section 8(h) (the “Release”) becomes effective instead shall be paid within fifteen (15) business days after such effective date, and the remaining such payments shall be paid over the remainder of the Severance Period; provided, further, that if the period during which Executive may execute and revoke the Release begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead shall be paid during the first fifteen business days of such next calendar year; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment by the Company, for a period equal to the lesser of (A) the Severance Period and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the Severance Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(b)	Section 8(e) is hereby deleted and replaced in its entirety with the following:

Termination by Executive for Good Reason; Termination by Executive for Good Reason in Connection with a Change in Control. Executive may voluntarily resign Executive’s position with Company for Good Reason (as defined below), at any time on sixty (60) days’ advance written notice. In the event of Executive’s resignation for Good Reason (with certain enhancements pursuant to Section 8(e)(i) if such termination occurs within twelve (12) months immediately following a Change in Control that occurs after January 1, 2022), Executive will be entitled to receive Executive’s Base Salary through the date of termination, and any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination for Good Reason, Executive shall also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s then current Base Salary for the Severance Period, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; provided however that, if Executive’s termination of employment pursuant to this Section 8(e) occurs within twelve (12) months immediately following a Change in Control that occurs after January 1, 2022, Executive shall instead be entitled to one (1) times the sum of (A) his Base Salary and (B) his Target Bonus, which amount shall be paid in equal installments over the Severance Period in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; provided, further that any such payments under this Section 8(e)(i) that otherwise would be paid prior to the date that the Release becomes effective instead shall be paid within five (5) business days after such effective date, and the remaining such payments shall be paid over the remainder of the Severance Period; provided, further, that if the period during which Executive may execute and revoke the Release begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead shall be paid during the first fifteen business days of such next calendar year; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment by the Company, for a period equal to the lesser of (A) the Severance Period and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under COBRA provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, the Special Severance Payment, for the remainder of the Severance Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(c)	A new Section 22 is hereby added as follows:

Code Section 280G. To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Executive with an after-tax amount greater than if there was no reduction.  Unless the Company and Executive otherwise agree, any determination required under this Section 22 shall be made in writing in good faith by the Company’s independent accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. Any reduction shall be done in a manner that maximizes the amount to be retained by Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 22 will be next reduced pro rata. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 22. The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 22.

2.	EFFECTIVENESS OF AMENDMENT; COUNTERPARTS

This Amendment shall become effective on the Effective Date. Except as amended by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed by electronic transmission (i.e., facsimile or electronically transmitted portable document (PDF) or DocuSign or similar electronic signature) and in counterparts any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

MIRION TECHNOLOGIES, INC.

By:	/s/ Thomas D. Logan
	Name:	Thomas D. Logan
Title:

EXECUTIVE

/s/ Brian Schopfer
Brian Schopfer